Rule 424(b)(2)
                                                 Registration No. 333-75723


PRICING SUPPLEMENT NO. 34 dated November 17, 2000
to Prospectus Supplement dated April 30, 1999 and Prospectus dated April 30, 1999.

                      LEHMAN BROTHERS HOLDINGS INC.
                       Medium-Term Notes, Series F
             Due Nine Months or More From the Date of Issue
                          (Floating Rate Coupon)

Cusip No.:                      52517PRJ2

Principal Amount:               $500,000,000.00

Net Proceeds:                   $499,250,000.00

Price to Public:                100.0%

Agent's Commission:              0.15%

Original Issue Date:           11/22/00

Interest Index:                1 Month LIBOR

Spread:                        3 basis points

Maturity Date:                 11/23/01

Authorized Denomination:       $1,000 or any larger whole multiple.

Lehman Brothers Holdings Inc.

By:/s/John_Buckley
Name: John Buckley
Title: Senior Vice President